Exhibit 5.01

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218

File No: 59490.000009

August 6, 2007

Board of Directors

MercadoLibre, Inc.

Tronador 4890, 8th Floor

Buenos Aires, C1430DNN

Argentina

MercadoLibre, Inc. Registration Statement on Form S-1

Gentlemen:

We have acted as special securities counsel to MercadoLibre, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-1 (Registration No. 333-142880), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by (i) the Company of up to an aggregate of 3,000,000 shares (the “Company Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company (including up to 391,304 shares of Common Stock that may be sold by the Company to cover over-allotments, if any) and (ii) the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 15,488,762 shares (the “Selling Stockholder Shares”) of Common Stock (including up to 2,020,273 shares of Common Stock that may be sold by the Selling Stockholders to cover over allotments, if any).

In connection with the foregoing, we have examined the following:

(a)	the Registration Statement;

(b)	the Fourth Amended and Restated Certificate of Incorporation of the Company, (the “Restated Charter”) in the form to be filed with the Secretary of State of the State of Delaware, as certified by the Secretary of the Company on the date hereof;

(c)	the Bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

Board of Directors

MercadoLibre, Inc.

August 6, 2007

(d)	Resolutions adopted by the Board of Directors of the Company on April 18, 2007 and July 20, 2007, authorizing, among other things, the issuance and sale of the Shares, as certified by the Secretary of the Company on the date hereof (the “Resolutions”);

(e)	a certificate of good standing issued by the Secretary of State of the State of Delaware on August 6, 2007; and

(f)	a certificate as to factual matters executed by the Secretary of the Company as of the date hereof.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We do not purport to express an opinion on any laws other than those of the State of Delaware.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and in good standing under the laws of the State of Delaware.

2. The issuance of the Company Shares has been duly authorized and if and when issued under the Restated Charter and delivered against payment therefor in accordance with the Resolutions, will be validly issued, fully-paid and nonassessable.

3. The issuance of the Selling Stockholder Shares has been duly authorized and if and when issued under the Restated Charter, the Selling Stockholder Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Board of Directors

MercadoLibre, Inc.

August 6, 2007

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP